Exhibit 99.1

Cavitation Technologies, Inc and Eagle Ford Silica Sand, LLC have Signed a Letter of Intent to Merge Their Operations

Cavitation Technologies, Inc.(“CTi” or the “Company”) (OTCQB: CVAT), a leading ESG company, which designs and manufactures innovative flow-through nano-technology systems for fluid processing applications worldwide, is pleased to announce that it has entered into a Letter of Intent to acquire Eagle Ford Silica Sand, LLC (“Eagle Ford”), former Proppant Tech LLC, at a valuation of approximately $20 million, which CTi anticipates funding through equity and debt financing. Eagle Ford owns approximately 180 acres of land near San Antonio and a producer of silica sand which is an essential component used in fracking operations in the oil and gas extraction industry. Eagle Ford operates silica sand extraction plant at approximate daily rate of 2,000 metric tons per day (MTPD), with available daily capacity of 8,000 MTPD. In its mining operations, Eagle Ford utilizes between 4,000 and 5,000 gallons per minute (GPM) of fresh water essential in cleaning the sand prior to usage in oil & gas fracking. CTi’s chemical-free water treatment technology will reduce mining operating costs and mitigate environmental impact once incorporated into the existing operation of Eagle Ford.

Cavitation Technologies provides a proprietary, chemical free water treatment technology that is used to clean and recycle water used in the fracking process and is currently targeting many of the same customers that Eagle Ford already supplies sand. This dynamic provides synergies for both companies that will allow for increased economies of scale and is anticipated to increase growth opportunities for a combined company.

It is anticipated that the acquisition of Eagle Ford would immediately be accretive to CTi’s earnings and would also immediately provide positive cash flow for the Company.

The Letter of Intent (“LOI”) includes terms requiring the satisfaction of several conditions before the proposed transaction (“Proposed Transaction”) contemplated in the LOI may be consummated, including, without limitation: (i) CTi’s completion and approval of its inspection and review (due diligence) of, among other things, Eagle Ford’s business, properties, operations, and financial condition; (ii) the consummation of private financing to fund the Proposed Transaction; and, (iii) the negotiation, execution, and delivery of a mutually acceptable legally enforceable definitive agreement, with the understanding that if such agreement is not finalized and executed by, and the closing of the proposed transaction has not been completed by, September 15, 2023, then the LOI may be terminated by CTi or Eagle Ford for any or no reason and further discussions with respect to the Proposed Transaction may be terminated, as well. We can provide no assurances that these conditions and other conditions in the LOI will be satisfied.

Mr. Neil Voloshin, CEO of Cavitation Technologies, Inc stated, “I believe that a proposed merger will provide a great opportunity for expanding our business growth in the oil and gas industry. Eagle Ford will provide an immediate positive cash flow thus permitting a much-needed boost in our water treatment expansion. Our objective of this transaction is to substantially increase shareholder value and profitability of CTi”.

Mr. Ignacio Martinez, President of Eagle Ford stated, “I am very excited about the proposed merger at hand. The synergy created between these two innovative companies is astounding to me. Not only will it maximize the economic benefit of these two entities by providing both the sand needed for fracking and an eco-friendly produced water remediation and recycling service, but it will also largely reduce the need for freshwater use in current fracking operations which will benefit the environment as well.”

Fracking is a process used to extract oil or natural gas from deep underground shale formations.

The presence of sand, or proppant, in fracking operations is crucial for creating and maintaining fractures in shale rock formations. It ensures the efficient extraction of oil or natural gas by preventing the fractures from closing and enhancing the flow of fluids to the wellbore. Also, the abundance and cost-effectiveness of sand make it a preferred choice for fracking operations.

Per well: On average, a single hydraulic fracturing operation may use anywhere from 11,000 to 13,000 tons of sand.

Total Annual Usage: Estimates from industry sources suggest that the total sand consumption for fracking operations in the U.S. ranged from 40 to 80 million tons per year during the peak years of shale oil and gas development.

Regional Variations: The amount of sand used in fracking can also vary across different shale basins in the U.S. For example, some shale formations, such as the Permian Basin in Texas, have historically seen higher levels of sand consumption due to the extensive drilling and production activity in the region.

According to industry experts, the global frac sand market is expected to reach $11.4 billion by 2028, with a CAGR of 8.24% from 2023 to 2028. 65% of the growth will originate from North America.

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About Cavitation Technologies, Inc.

Founded in 2007, the company designs and manufactures innovative flow-through devices and systems, as well as develops processing technologies for use in edible oil refining, renewable fuel production, water treatment, and alcoholic beverage enhancement. The Company's patented Nano Reactor® systems and various technologies have over 40 patents issued and filed both domestically and abroad. https://www.cvatinfo.com.

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About Eagle Ford Silica Sand, LLC.

The company produces high quality frac sand for the Eagle Ford region’s oil and gas production industry in South Texas. At a production capacity of up to 8,000 metric tons per day of frac sand, our customers enjoy a high degree of reliability that our frac sand is be readily available. Our plant’s close proximity to the Eagle Ford oil and gas production region enables our customers a significant reduction in logistical expenses.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as ''may,'' ''should,'' ''potential,'' ''continue,'' ''expects,'' ''anticipates,'' ''intends,'' ''plans,'' ''believes,'' ''estimates,'' and similar expressions, such as It is anticipated that the acquisition of Eagle Ford would immediately be accretive to CTi’s earnings and would also immediately provide positive cash flow for the Company. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of a variety of factors including, among others, our ability to perform the installation as anticipated, the state of the economy, the competitive environment and other factors described in our most recent Form 10-K and our other filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. In light of these risks and uncertainties there can be no assurances that the forward-looking statements contained in this press release will in fact transpire or prove to be accurate. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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